As filed with the Securities and Exchange Commission on August 22, 2002.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AHL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-2277249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Wilson Boulevard, Suite 910
Arlington, Virginia 22209
(Address, including zip code, of registrant’s principal executive offices)

AHL SERVICES, INC.
1997 STOCK INCENTIVE PLAN

(Full title of the plan)

HEINZ STUBBLEFIELD
Chief Financial Officer
1000 Wilson Boulevard, Suite 910
Arlington, Virginia 22209
(703) 528-9688
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

PHILIP A. THEODORE, ESQ.
King & Spalding
191 Peachtree Street
Atlanta, Georgia 30303-1763
(404) 572-4600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $.01 per share	1,000,000	$0.53	$530,000	$49

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the high and low prices of Common Stock of AHL Services, Inc. on August 20, 2002.

PART I

This Registration Statement on Form S-8 relates to an additional 1,000,000 shares of common stock, par value $0.01, of AHL Services, Inc. to be issued to employees of AHL and certain subsidiaries and to directors of AHL and certain subsidiaries pursuant to the AHL Services, Inc. 1997 Stock Incentive Plan. As permitted by General Instruction E (Registration of Additional Securities) to Form S-8, this Registration Statement omits certain information otherwise required by Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

2.	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002;

3.	Our Current Reports on Form 8-K filed on March 26, 2002, April 3, 2002 and June 12, 2002;

4.
The description of our common stock contained in our Registration Statement on Form 8-A, dated March 3, 1997, filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

5.	Our Registration Statement on Form S-8 (File No. 333-36813), filed with the Commission on September 30, 1997; and

6.	Our Registration Statement on Form S-8 (File No. 333-64455), filed with the Commission on September 28, 1998.

In addition, all documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.    Description of Securities.

Inapplicable.

Item 5.    Interest of Named Experts and Counsel.

Inapplicable.

Item 6.    Indemnification of Directors and Officers.

The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director:

(A)	for any appropriation, in violation of his duties, of any business opportunity of the corporation;

(B)	for acts or omissions which involve intentional misconduct or a knowing violation of law;

(C)	for unlawful corporate distributions; or

(D)	for any transaction from which the director received an improper personal benefit.

This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). Our Restated and Amended Articles of Incorporation exonerate our directors from monetary liability to the extent permitted by this statutory provision.

Our Bylaws also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of AHL), by reason of the fact that such person is or was one of our directors or officers, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, our Bylaws provide that we will advance to our directors or officers reasonable expenses of any such proceeding.

Notwithstanding any provisions of our Restated Articles and Bylaws to the contrary, the Georgia Business Corporation Code provides that we will not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to us or is subjected to injunctive relief in favor of us:

(1)	for any appropriation, in violation of his duties, of any business opportunity of AHL;

(2)	for acts or omissions which involve intentional misconduct or a knowing violation of law;

(3)	for unlawful corporate distributions; or

(4)	for any transaction from which the director or officer received an improper personal benefit.

We have purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

Item 7.    Exemption from Registration Claimed.

Inapplicable.

Item 8.    Exhibits.

Exhibit	Description
4.1	Restated and Amended Articles of Incorporation (incorporated by reference to our Registration Statement on Form 8-A dated March 3, 1997).

4.2	Bylaws (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2001).

4.3	1997 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-1 (File No. 333-20315) filed on March 3, 1997).

4.4	First Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated February 18, 1998 (incorporated by reference to Exhibit (d)(2) to Schedule TO filed on November 30, 2001).

4.5	Second Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated October 1, 2001 (incorporated by reference to Exhibit (d)(3) to Schedule TO filed on November 30, 2001).

5.1	Opinion of King & Spalding.

23.2	Consent of King & Spalding (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(a)    (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements and schedules incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in its reports, in reliance upon the authority of said firm as experts in giving said reports.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this Registration Statement as having certified our consolidated financial statements which are incorporated by reference as required by Section 7 of the Securities Act. We have dispensed with the requirement to file Arthur Andersen’s consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the incorporation of its report in this registration statement, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on this 22nd day of August, 2002.

AHL SERVICES, INC.

By:	/s/ HEINZ STUBBLEFIELD
Heinz Stubblefield
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Clayton Perfall and Heinz Stubblefield and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2002.

Signature	Title

/s/ FRANK A. ARGENBRIGHT, JR. Frank A. Argenbright, Jr.	Chairman

/s/ WYCK A. KNOX, JR. Wyck A. Knox, Jr.	Director

/s/ A. CLAYTON PERFALL A. Clayton Perfall	Chief Executive Officer (Principal Executive Officer) and Director

/s/ BILL W. SHOPTAW Bill W. Shoptaw	Director

/s/ HEINZ STUBBLEFIELD Heinz Stubblefield	Chief Financial Officer (Principal Financial and Chief Accounting Officer)

/s/ JOHN W. WARD John W. Ward	Director

EXHIBIT INDEX

Exhibit	Description
4.1	Restated and Amended Articles of Incorporation (incorporated by reference to our Registration Statement on Form 8-A dated March 3, 1997).

4.2	Bylaws (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2001).

4.3	1997 Stock Incentive Plan (incorporated by reference to our Registration Statement on Form S-1 (File No. 333-20315) filed on March 3, 1997).

4.4	First Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated February 18, 1998 (incorporated by reference to Exhibit (d)(2) to Schedule TO filed on November 30, 2001).

4.5	Second Amendment to the AHL Services, Inc. 1997 Stock Incentive Plan dated October 1, 2001 (incorporated by reference to Exhibit (d)(3) to Schedule TO filed on November 30, 2001).

5.1	Opinion of King & Spalding.

23.2	Consent of King & Spalding (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).